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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

          PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934



Date of Report (Date of earliest event reported)
                                             April 6, 2000 (April 6, 2000)



                         RTI INTERNATIONAL METALS, INC.
             (Exact name of registrant as specified in its charter)



     Ohio                        001-14437                      52-2115953
(State or other                 (Commission                 (I.R.S. Employer
jurisdiction of                 File Number)               Identification No.)
incorporation)



                               1000 Warren Avenue
                                     Niles, OH                         44446
                     (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code               (330) 544-7700




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ITEM 5.  Niles, Ohio - RTI International Metals, Inc. (NYSE; RTI) announced today that it has settled its 1999 contractual claim for liquidated damages from the Boeing Commercial Airplane Group.

         Under the terms of a long-term contract between the companies, Boeing was required to order a minimum of 3.25 million pounds of titanium during 1999. Actual shipments were less than one million pounds. RTI filed a claim with Boeing for approximately $7 million. Following negotiations between the companies, the matter was settled for approximately $6 million.

         The settlement will add approximately $0.18 per share to RTI's net income in the 2nd quarter of 2000.

         "RTI and Boeing entered into this agreement to better manage the effects of aerospace cycles on their businesses. Boeing received a long-term titanium supply at fixed prices and RTI received a committed level of business. The sudden downturn in Boeing's aircraft production as well as a work stoppage at RTI tested this agreement in its first year. We are pleased that it withstood the test and that both parties remain committed to achieving its original intent. The downturn in aerospace is likely to continue in 2000. So, we are currently looking for ways for Boeing to increase its utilization of RTI's full range of capabilities: manufacturing, fabrication and distribution," said Timothy G. Rupert, President and CEO.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       RTI INTERNATIONAL METALS, INC.


                                       /s/ TIMOTHY G. RUPERT
                                       ----------------------------
                                       Timothy G. Rupert
                                       President and
                                       Chief Executive Officer

Date:        April 6, 2000
             Niles, Ohio